Exhibit 3.1
TERMINATION OF CERTIFICATE OF DESIGNATION
OF
6.00% SERIES B NON-CUMULATIVE PERPETUAL PREFERRED STOCK
OF
COMMERCE BANCSHARES, INC.

Pursuant to Section 351.180 of the
General Business and Corporations Law of the State of Missouri

Commerce Bancshares, Inc., a corporation organized and existing under the General Business and Corporations Law of the State of Missouri (the “Corporation”), does hereby certify that:

Pursuant to authority conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Restated Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”) and applicable law, the Board of Directors adopted a resolution on July 31, 2020, authorizing the cancellation of the Certification of Designation of 6.00% Series B Non-Cumulative Perpetual Preferred Stock filed with the Secretary of State of the State of Missouri on June 16, 2014, which created a series of 6,000 shares of preferred stock, par value $1.00 per share, of the Corporation designated as “6.00% Series B Non-Cumulative Perpetual Preferred Stock;”

No shares of such 6.00% Series B Non-Cumulative Perpetual Preferred Stock are issued and outstanding;

Certain designated officers of the Company, including the have been authorized by the Board to take action to terminate the Certificate of Designation; and

Pursuant to the authority conferred upon the Board by the Articles and Section 351.180.7 of The General and Business Corporation Law of Missouri, which provides, in pertinent part, that the Board may eliminate from the Articles all references to the 6.00% Series B Non-Cumulative Perpetual Preferred Stock by filing this certificate terminating the Certificate of Designation, the Board adopted the following resolutions:

NOW, THEREFORE, BE IT RESOLVED, no shares of 6.00% Series B Non-Cumulative Perpetual Preferred Stock are outstanding and none of such shares will be issued pursuant to the Certificate of Designation, so that such Certificate of Designation may be terminated, and shares of the Company’s preferred stock be eligible to be issued or reserved for other proper purposes;

RESOLVED FURTHER, that the cancellation of the Certificate of Designation be, and hereby is, in all respects, adopted and approved by the Board; and

Exhibit 3.1
RESOLVED FURTHER, that the Board further authorizes and directs the officers of the Corporation to take any and all actions necessary to cancel the Certificate of Designation and to execute, deliver and file such documents with the Secretary of State of the State of Missouri that such officers deem necessary to cancel the Certificate of Designation, including a Termination of Certificate of Designation of 6.00% Series B Non-Cumulative Perpetual Preferred Stock, reflecting the cancellation of the Certification of Designation.

IN WITNESS WHEREOF, Commerce Bancshares, Inc. has caused this Certificate of Designation of Series B Preferred Stock to be signed by Thomas J. Noack, its Secretary, this 1st day of September, 2020.

COMMERCE BANCSHARES, INC.,

By: /s/ Thomas J. Noack

Name: Thomas J. Noack
Title: Secretary